Exhibit 5.4

March 23, 2011

Gerdau S.A.

Av. Farrapos, 1811

Porto Alegre, RS

Federative Republic of Brazil

Ladies and Gentlemen:

1. We are qualified to practice law in the Federative Republic of Brazil (“Brazil”) and have acted as special Brazilian counsel to Gerdau S.A. (“Company”), in connection with the filing by the Company of a registration statement on Form F-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) relating to the Company’s registration of Preferred Shares (“Preferred Shares”) and American Depositary Shares (“ADS”), as set forth in the prospectus contained in the Registration Statement and the related prospectus supplement being filed on the date hereof (the “Prospectus Supplement”).

2. For the purposes of giving this opinion we have examined or relied upon a copy of the Company’s estatuto social and such other documents, corporate books and registers, contracts and certificates of officers of the Company, furnished to us by the Company, as we have considered necessary or desirable to examine for the purpose of giving this opinion.

3. We have not made any investigation of the laws of any jurisdiction outside Brazil and this opinion is given solely in respect of the laws of Brazil at the date hereof and not in respect of any other law. In particular, we have made no independent investigation of the laws of the State of New York and do not express or imply any opinion on such laws.

4. In giving this opinion, we have made the following assumptions:

(i) that all documents submitted to us in draft form or as facsimile or copy or specimen documents conform to their originals;

(ii) that all documents submitted to us as originals are authentic; and

(iii) that the signatures on the originals, certified copies or copies of all documents submitted to us are genuine.

As to factual matters, we have relied upon the documents and oral or written information of the Issuer provided to us by officers of the Issuer on behalf of the Issuer.

5. Based on the above assumptions and subject to the reservations, qualifications and explanations set forth below, we are of the opinion that:

BELO HORIZONTE	BRASÍLIA	RIO DE JANEIRO	SÃO PAULO
Rua Sergipe, 925 - 8 andar	Setor Comercial Sul, Qd 1, BI.F,	Av. Almirante Barroso, 52	Av. Pres. Juscelino Kubitschek,
Savassi | 30130-170	nº 30 - 7º andar | 70397-900	31º andar | 20031-000	1455 - 10º andar | 04543-011
t. + 55 31 3326-9200	t. + 55 61 3218-0300	t. + 55 21 3824-5800	t. + 55 11 2179-4600
f. + 55 31 3326-9250	f. + 55 61 3218-0315	f. + 55 21 2262-5536	f. + 55 11 2179-4597

(i) the Company is duly organized and validly existing as a corporation (sociedade por ações) and in good standing under the laws of Brazil.

(ii) The Preferred Shares, including the Preferred Shares underlying ADS, to be sold by the Company have been duly authorized and, when issued, delivered and paid for, will be validly issued, fully paid and non-assessable.

6. This opinion is being furnished to you solely for your benefit in connection with the filing of the Registration Statement and is not to be used, circulated, quoted, relied upon or otherwise referred to for any other purpose without the express written permission of the undersigned.

7. This opinion is limited to the matters expressly stated herein and does not extend to, and is not to be read as extended by implication to, any other matter in connection with the Registration Statement or the documents related thereto.

8. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any amendment thereto, and to the use of our name under the caption “Service of Process and Enforcement of Judgments” in the Registration Statement. In giving this consent, we do not thereby concede that we are within the category of persons whose consent is required by the Securities Act or the General Rules and Regulations promulgated thereunder.

9. This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind including any change of law or fact that may occur after the date of this opinion letter even though such development, circumstance or change may affect the legal analysis, a legal conclusion or any other matter set forth in or relating to this opinion letter. Accordingly, you should seek advice of your counsel as to the proper application of this opinion letter at such time.

10. This opinion will be governed by and construed in accordance with the laws of Brazil in effect on the date hereof.

Sincerely yours’

/s/ Barbosa, Müssnich & Arãgao
Barbosa, Müssnich & Arãgao - Advogados